Exhibit 10.1

GENERAL RELEASE & SEPARATION AGREEMENT

THIS GENERAL RELEASE & SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between SIRVA, Inc.,  its subsidiaries and their subsidiaries including, but not limited to, SIRVA Relocation, LLC, Allied Van Lines, Inc. and North American Van Lines, Inc  (hereafter collectively referred to as  “Company”), and J. Michael Kirksey  (“Associate”).

Recitals

WHEREAS, Associate’s employment with the Company is terminating, and, Associate wishes to receive certain compensation and benefit enhancements as described in this Agreement.

WHEREAS, Associate’s employment relationship with the Company is covered by the Age Discrimination in Employment Act of 1967, as amended.

WHEREAS, as a condition to receipt of the compensation of benefit enhancements to which Associate is not otherwise entitled, the Company requires the Associate to execute this Agreement.

NOW, THEREFORE, in consideration of the matters set forth in the Recitals and the mutual covenants and promises outlined below, the parties agree as follows:

Terms and Conditions

1.             Separation.  The Associate’s employment with the Company shall terminate at the close of business (Illinois time) on June 7, 2007. (“Termination Date”); provided that, Associate hereby resigns from all officer and director positions held by Associate effective June 7, 2007.  Associate shall continue to receive his current pay and benefits through the Termination Date.

2.             Severance Pay, Bonus  and Benefits.

Generally.  In partial consideration of the execution and non-revocation of this Agreement,

(i) the Company shall continue to pay Associate his base salary ($450,000 annualized) for the period ending on the earlier of (A) twelve (12) months after the Termination Date and (B) the date Associate accepts new employment (or consulting arrangement) with a base salary (or consulting fee) equal to or greater than $360,000 (the “Severance Period”), which shall be payable in substantially equal installments, beginning with the first regular pay period following the Termination Date;

(ii) the Company shall pay Associate an amount equal to a pro rata portion of Associate’s annual bonus opportunity under the SIRVA’s Management Incentive Plan (the “MIP”) for the Company’s 2007 fiscal year, based on Company performance through the Termination Date and the number of days Associate was employed by the Company during such fiscal year (in each case, as determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion), which shall be payable on the same date as other senior executives receive their annual bonuses under MIP for the Company’s 2007 fiscal year; and

(iii) for the avoidance of doubt, the Company shall pay to Associate any accrued and unpaid base salary and accrued and unused Earned Paid Time Off (“PTO”), which will be paid in the first regular pay period following the Termination Date.

All payments made pursuant to this Agreement shall be less applicable payroll taxes and withholdings.

Benefits.  Associate’s health benefits previously elected under the Company’s Benefits program, but excluding short and long term disability benefits and life insurance benefits, shall continue during the Severance Period at the same rates charged to active Associates for such benefits. After the Severance Period, Associate and any covered dependents may continue such coverage at regular COBRA rates.

3.             If Associate had established direct deposit for his payment of wages, then the severance payments will be directly deposited into the same account and financial institution where Associate’s previous payment of wages had been directly deposited by Company, unless Associate provides otherwise below:

Name of Institution:

Account Number:

[NOTE TO ASSOCIATE: only complete the above information if you wish to change the account to where you want your severance payments directly deposited from where you currently have your payment of wages directly deposited.]

4.             Associate acknowledges and agrees that the severance pay and benefits set forth in Paragraph Two (2) of this Agreement are the only severance benefits Associate shall receive by electing to execute this Agreement including, but not limited to, the letter agreement dated December 13, 2005. Associate further acknowledges and agrees that upon payment of the amounts expressly provided for in this Agreement, Associate shall have received full payment for all services rendered on behalf of the Company, including any amounts Associate would be otherwise entitled to receive from Company under the Company’s Management and/or Performance Incentive Plans, or any other compensation, incentive or severance pay programs. Nothing in this Agreement shall be construed as a waiver of Associate’s rights to exercise vested stock options, to any vested benefits, under the Company’s 401(k) plan and the SIRVA Executive Retirement & Savings Plan, to continue group health coverage pursuant to COBRA, or to convert group life insurance coverage to an individual policy pursuant to the terms of the applicable group policy.  The Company also acknowledges and agrees to provide Associate with written notice when the Associate is permitted to exercise any vested stock options pursuant to the terms of the applicable equity incentive plan of the Company.

5.             In consideration of the benefits received by Associate hereunder, Associate hereby IRREVOCABLY, VOLUNTARILY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Company, and each of Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”), which Associate now has, owns, or holds, or claims to have, own, or hold, or which Associate at any time heretofore had, owned, or held, or claimed to have, own, or held from the beginning of time to the date of this Agreement.

6.             By way of specification and not by way of limitation, Associate specifically waives, releases and agrees to forego any rights or claims that Associate may now have, or may have heretofore had, against each or any of the Releasees, under tort, contract or other common law of the State of  Illinois, Indiana or other state, including, but by no means limited to, claims arising out of or alleging wrongful discharge, breach of contract, retaliatory discharge, breach of implied covenant of good faith and fair dealing, invasion of privacy, negligence, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, intentional infliction of emotional distress, mental suffering or damage to professional reputation, and including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967(ADEA), the Worker Adjustment & Retraining Notification Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, 42 U.S.C. Section 1981, 42 U.S.C. Section 1983, 42 U.S.C. Section 1985, the Vocational Rehabilitation Act of 1977, the Illinois Human Rights Act, the Indiana Civil Rights Law, the Indiana Age Act, the Americans with Disabilities Act, the Family Medical Leave Act, and under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, any state, or any political subdivision of any state.  The parties intend that the claims released be construed as broadly as possible.  The parties also acknowledge that this Agreement is intended to and will serve as a complete defense to all released claims.  This is not a waiver or release of any claims that may arise from acts or omissions occurring after the date this Agreement is executed.

7.             It is understood by Associate that this Agreement is confidential, and its terms and conditions are not to be revealed to anyone, except where otherwise required by law, required for legitimate law enforcement or compliance purposes or where revealed to Associate’s immediate family, legal counsel, and tax advisor, and, with respect to the release of such information to any of them, Associate will inform them of this confidentiality provision.

8.             This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement except the Confidentiality, Proprietary Rights and Non-Solicitation Agreement dated November 29, 2005 and incorporated  by reference as if fully set forth herein. Associate represents and acknowledges that in executing this Agreement Associate does not rely on, and has not relied on, any representation or statement made by Company or any of its directors, officers, Associates, agents or representatives, or their attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

9.             This Agreement shall be binding upon Associate and upon Associate’s heirs, administrators, representatives, executors, and successors and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors and successors.

10.           This Agreement shall be governed by the laws of the State of Illinois.  The parties agree that Illinois shall be the exclusive venue for any action or proceeding by either party.

11.           Associate has represented and hereby reaffirms that Associate has disclosed to Company any information in Associate’s possession or within Associate’s knowledge concerning any conduct involving Company, or any of its affiliates, employees, associates, officers, directors, or agents that Associate has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company policy in any respect.

12.           As soon as practicable, but in no event later than one (1) week following the Termination Date, Associate shall return to the Company (i) any and all business equipment, credit cards and other Company property made available for his use while an employee of the Company and (ii) any files, data, diskettes or other copies of information (whether in hard copy or in electronic form) pertaining to the Company or any of its subsidiaries or affiliates, or the business or operation thereof.  Notwithstanding the foregoing, Associate shall be entitled to retain his personal notes, diaries, and calendars.

13.           Associate agrees that at no time hereafter will he make, issue release, or authorize any   written or oral statements, derogatory or defamatory in nature about the Company, its directors, officers, employees, agents or related entities.

14.           Associate agrees to provide the Company with his full cooperation, as requested by the Company from time to time,  subject to reimbursement by the Company of reasonable out-of pocket costs and expenses in accordance with the Company’s travel and expense reimbursement policies (including advancement of attorneys’ fees, costs and other expenses as provided by the Company’s By —Laws in effect as of June 7, 2007) regarding any matter including any litigation, claims, governmental proceeding, investigation or independent review, which relates to matters with which Associate was involved or which Associate had knowledge during the term of his employment with the Company.

Company agrees that it shall indemnify, defend and hold harmless Associate,  (including advancement of attorneys’ fees, costs and other expenses as provided by the Company’s By-Laws in effect as of April 30, 2007) for  Associate’s actions taken on behalf of the Company and/or in executing Associate’s duties in the course of his employment.

15.           Knowing and Voluntary.  Associate acknowledges that in consideration for his execution of this Agreement, he is receiving payments and benefits to which he would otherwise not be entitled.  Associate further acknowledges that:

(a)           Associate agrees that Associate has had sufficient opportunity to review and consider this Agreement and to discuss it with anyone Associate desires and that Associate has carefully read it and fully understands all its provisions.  Associate further acknowledges that he has been advised to have this Agreement reviewed by counsel, and that this Paragraph Fifteen (a) (15(a)) constitutes such written advice.  Associate further represents and agrees that Associate has not been under any duress, coercion, or undue influence from Company or any of its representatives either during the communications which led to this Agreement or at the time of the execution of this Agreement; and

(b)           Associate acknowledges that Company provided Associate this Agreement on June 12, 2007 and that the Company has afforded Associate the opportunity to take twenty-one (21) days to review this Agreement; and

(c)           Associate has the right to revoke this Agreement within seven  (7) calendar days after he signs it, but such revocation must be in writing and received by Rene’ C. Gibson, Senior Vice President, Human Resources, within the seven  (7) calendar days in order to be effective.  Associate understands that the severance benefits will not commence until after the revocation period has expired.

16.  It is the parties understanding that none of the payments under this Agreement will result in Associate being subject to the payment of interest and/or taxes under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event the parties subsequently determine that one or more of the payments under this Agreement will result in Associate being subject to the payment of interest and/or taxes under Section 409A, the parties shall use their best effort, to amend this Agreement in order to avoid the imposition of any such interest or additional tax, provided that the Company shall have no obligation to agree to any amendment that would increase its obligations hereunder; provided, further that Associate shall have no obligation to agree to any amendment that would decrease his benefits hereunder.

IN WITNESS WHEREOF, the parties do hereby KNOWINGLY and VOLUNTARILY enter into this General Release & Separation Agreement.

J. Michael Kirksey	SIRVA, INC

/s/ J. Michael Kirksey	By:	/s/ Rene C. Gibson
Associate’s Signature	Its:	Senior Vice President, Human Resources

June 24, 2007		July 3, 2007
Date		Date